UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2016 (August 1, 2016)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.
On August 1, 2016, Magellan Petroleum Corporation, a Delaware corporation (“Magellan” or the “Company”), closed the transactions contemplated by the previously announced Exchange Agreement dated March 31, 2016 (the “Exchange Agreement”), with One Stone Holdings II LP, a Delaware limited partnership (“One Stone”).
In connection with the closing of the Exchange (as defined below), on August 1, 2016, (i) that certain Amended and Restated Unlimited Guaranty dated June 30, 2015 (the “Guaranty”), pursuant to which Magellan had guaranteed, among other things, the obligations of Poplar under that certain Restated Loan Agreement dated June 30, 2015 (the “Loan Agreement”), between West Texas State Bank (“WTSB”) and Poplar, was terminated; (ii) that certain Pledge Agreement, effective as of September 17, 2014 (the “Pledge”), pursuant to which Magellan pledged the Poplar Membership Interests to WTSB to secure the payment and performance of the obligations of WTSB under the Loan Agreement, was terminated; and (iii) WTSB fully released and discharged Magellan from its obligations under the Loan Agreement, the Guaranty and the Pledge.

Item 2.01	Completion of Acquisition or Disposition of Assets.
Exchange Agreement
On August 1, 2016, pursuant to the Exchange Agreement, One Stone transferred to the Company 100% of the outstanding shares of Magellan Series A convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), in consideration for the assignment to and assumption by One Stone of 100% of the outstanding membership interests (the “Poplar Membership Interests”) in Nautilus Poplar LLC (“Poplar”), a Montana limited liability company and wholly owned subsidiary of the Company, and 51% of the outstanding common units in Utah CO2 LLC, a Delaware limited liability company and majority-owned subsidiary of the Company (“Utah CO2”), as adjusted by the Cash Amount (as defined in the Exchange Agreement) (collectively, the “Exchange”).
Upon the closing of the Exchange, One Stone (i) paid the Company $900,000 in respect of the Cash Amount and certain property and other taxes related to Poplar and Utah CO2, and (ii) assumed all assets and virtually all liabilities related to Poplar. The transfer, sale or exchange of securities in the Exchange is exempt from registration as a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, among other exemptions.
In accordance with Article 11 of Regulation S-X, the Company is providing as Exhibit 99.1 hereto the unaudited pro forma condensed consolidated balance sheet of Magellan as of March 31, 2016, and the unaudited pro forma condensed consolidated statement of operations of Magellan for the nine months ended March 31, 2016, and for the years ended June 30, 2015 and 2014, all of which reflect the Exchange.
Secured Promissory Note and Pledge Agreement
In connection with the closing of the Exchange, on August 1, 2016, (i) the Secured Promissory Note dated April 15, 2016, between Magellan and One Stone (the “Note”), pursuant to which One Stone made a $625,000 loan to Magellan to pay certain transaction costs and outstanding accounts payable, was deemed to be paid in full as a portion of the exchange consideration, and no amounts under the Note were, nor will be required to be, repaid by the Company, and (ii) the Pledge Agreement dated April 15, 2016, between Magellan and One Stone, pursuant to which Magellan pledged, assigned and granted to One Stone a security interest in certain assets of Magellan (as collateral for the loan), was terminated in accordance with its terms.

Item 3.02	Unregistered Sales of Equity Securities.
The information set forth in Item 2.01 under the heading “Exchange Agreement” is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.
The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    Departure of Directors.
Effective upon the closing of the Exchange and pursuant to the terms of the Certificate of Designations of the Preferred Stock, on August 1, 2016, each of One Stone representatives Vadim Gluzman and Robert I. Israel ceased serving as members of the board of directors of Magellan (the “Board”). Prior to the termination of their service, Mr. Gluzman and Mr. Israel served as a member and the chairperson, respectively, of the Compensation, Nominating and Governance Committee of the Board.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
As part of the Exchange, the Company reacquired all outstanding shares of the Preferred Stock. On August 1, 2016, the Company filed a Certificate of Elimination with the Delaware Secretary of State to remove the Certificate of Designations relating to the Preferred Stock from the Company’s Certificate of Incorporation. A copy of the Certificate of Elimination is attached hereto as Exhibit 4.1.

Item 8.01	Other Events.
On August 2, 2016, the Company issued a press release regarding the closing of the transactions contemplated by the Exchange Agreement. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.
(b)    Pro Forma Financial Information.
The unaudited pro forma condensed consolidated balance sheet of Magellan as of March 31, 2016, and the unaudited pro forma condensed consolidated statement of operations of Magellan for the nine months ended March 31, 2016, and for the years ended June 30, 2015 and 2014 that reflect the Exchange are attached as Exhibit 99.1 and are included herein.
(d)    Exhibits.

Exhibit No.	Description
4.1	Certificate of Elimination of Preferred Stock, dated August 1, 2016
99.1
Unaudited Pro Forma Condensed Consolidated Balance Sheet of Magellan as of March 31, 2016, and the Unaudited Pro Forma Condensed Consolidated Statement of Operations of Magellan for the Nine Months ended March 31, 2016, and for the Years Ended June 30, 2015 and 2014, Which Give Effect to the Exchange.

99.2	Press Release, dated August 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)

August 2, 2016